Exhibit 99.1

The New York Times Company Reports 2012 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 7, 2013--The New York Times Company (NYSE: NYT) announced today fourth-quarter 2012 diluted earnings per share from continuing operations increased to $.76 from $.34 in the same period of 2011, largely due to the special items discussed below. Excluding severance and special items, diluted earnings per share from continuing operations decreased to $.32 in the fourth quarter of 2012 from $.39 in the fourth quarter of 2011. The decrease was due principally to a higher effective tax rate applicable in the fourth quarter of 2012 after the exclusion of severance and special items.

The Company had operating profit of $44.0 million in the fourth quarter of 2012 compared with $90.8 million in the same period of 2011. Excluding depreciation, amortization, severance and the special items discussed below, operating profit was $124.5 million in the fourth quarter of 2012 compared with $126.8 million in the fourth quarter of 2011.

“2012 showed both the opportunities and challenges we face as a company,” said Mark Thompson, president and chief executive officer. “We saw continued strong growth in digital subscriptions as well as increased revenue from our large print circulation base. Indeed, for the first time in our history, annual circulation revenues surpassed those from advertising. Our pay model continued to prove itself, with approximately 668,000 paid digital subscriptions across the Company at quarter end, up 13 percent from the end of the third quarter.

“The demonstrated willingness of users here and around the world to pay for the high quality journalism for which The New York Times and the Company's other titles are renowned will be a key building block in the strategy for growth, which we are currently developing and which I will have much more to say about later in the year.

“By contrast, the advertising environment remained challenging in the fourth quarter, with advertising revenue trends similar to third-quarter levels.

“We continued to improve our liquidity position in the fourth quarter. In addition to steady cash flow from operations, our balance sheet was further strengthened by the sales of the About Group and our ownership interest in Indeed.com, as we sharpened our focus on our core brands. All in, we ended 2012 with approximately $955 million in cash and short-term investments, even after making pension contributions and debt payments totaling about $188 million during the fourth quarter. At year end, our total cash position exceeded total debt and capital lease obligations by approximately $258 million.”

Comparisons

Unless otherwise noted, all comparisons are for the fourth quarter of 2012 to the fourth quarter of 2011. The results of the Regional Media Group, which was sold in the first quarter of 2012, and the results of the About Group, which was sold in the fourth quarter of 2012, are reported within discontinued operations for all periods presented.

Because of the Company’s fiscal calendar, the 2012 fourth quarter and year included an additional week (14 weeks and 53 weeks) compared with the 2011 fourth quarter and year (13 weeks and 52 weeks). A reconciliation of revenues, excluding the estimated effect of the additional week, to revenues including the additional week, is included in the exhibits to this release.

This release includes other non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The fourth-quarter 2012 results included the following special items:

  A $164.6 million ($102.4 million after tax or $.66 per share) gain on the sale of the Company’s ownership interest in Indeed.com, a search engine for jobs.
  A $48.7 million ($28.3 million after tax or $.18 per share) non-cash settlement charge in connection with the Company’s immediate pension benefit offer to certain former employees.
  A $2.6 million ($1.5 million after tax or $.01 per share) charge in connection with a legal settlement.

The fourth-quarter 2011 results included the following special item:

  A $4.5 million ($2.6 million after tax or $.02 per share) charge for a retirement and consulting agreement in connection with the retirement of the Company’s former chief executive officer at the end of 2011.

In addition, the Company had severance costs of $7.9 million ($4.4 million after tax or $.03 per share) and $7.9 million ($4.7 million after tax or $.03 per share) in the fourth quarters of 2012 and 2011, respectively.

Sale of About Group – Discontinued Operations

On September 24, 2012, the first day of the fiscal fourth quarter, the Company completed the sale of the About Group for $300 million in cash, plus a net working capital adjustment of approximately $17 million. As a result of the sale, the Company recorded a gain of $96.7 million ($61.9 million after tax) in the fourth quarter of 2012. The net after-tax proceeds from the sale were approximately $291 million.

Fourth-Quarter Results from Continuing Operations

Revenues

Total revenues increased 5.2 percent to $575.8 million from $547.4 million. Advertising revenues decreased 3.1 percent, while circulation and other revenues increased 16.1 percent and 4.8 percent, respectively. Excluding the additional week, estimated total revenues decreased 0.7 percent, with advertising revenues down 8.3 percent and circulation and other revenues up 8.6 percent and 2.1 percent, respectively.

Print advertising revenues decreased 5.6 percent and digital advertising revenues rose 5.1 percent. Excluding the additional week, estimated print and digital advertising revenues decreased 10.2 percent and 1.7 percent, respectively, largely due to the uneven economic environment, ongoing secular trends and an increasingly complex and fragmented digital advertising marketplace. Circulation revenues rose mainly as growth in digital subscriptions and the increase in print circulation prices in the first half of 2012 at The New York Times and The Boston Globe offset a decline in print copies sold.

Operating Costs

Operating costs increased 6.3 percent to $480.5 million from $452.1 million. Excluding depreciation, amortization and severance, operating costs increased 7.3 percent to $451.3 million from $420.6 million. In addition to the effect of the additional week, costs rose mainly due to higher promotion costs, benefits expense and various other costs, offset in part by lower compensation costs, including stock-based compensation, and raw materials expense.

Other Data

Digital

Digital businesses principally include NYTimes.com, BostonGlobe.com and Boston.com. In the fourth quarter of 2012, digital advertising revenues increased 5.1 percent to $69.0 million from $65.7 million. For the full year of 2012, digital advertising revenues increased 0.2 percent to $214.8 million from $214.5 million in 2011. Excluding the additional week, estimated digital advertising revenues decreased 1.7 percent in the fourth quarter and 1.9 percent for the full year of 2012.

Digital advertising revenues as a percentage of total Company advertising revenues were 24.7 percent in the fourth quarter of 2012 compared with 22.7 percent in the fourth quarter of 2011. For the full year, digital advertising revenues as a percentage of total Company advertising revenues were 23.9 percent in 2012 compared with 22.5 percent in 2011.

Paid subscribers to The New York Times and the International Herald Tribune digital subscription packages, e-readers and replica editions totaled approximately 640,000 as of the end of the fourth quarter of 2012, an increase of approximately 13 percent since the end of the third quarter of 2012. Paid digital subscribers to BostonGlobe.com and The Boston Globe’s e-readers and replica editions totaled approximately 28,000 as of the end of the fourth quarter of 2012, up approximately 8 percent since the end of the third quarter of 2012.

Joint Ventures

Income from joint ventures decreased to $0.9 million from $4.1 million largely because of the divestiture of the Company’s ownership interest in Fenway Sports Group in the first half of 2012, coupled with lower results for the paper mills in which the Company has an investment.

Interest Expense, net

Interest expense, net increased to $16.4 million from $15.5 million mainly due to charges related to the termination of the Company’s revolving credit facility and the repurchase of $5.9 million principal amount of the Company’s 5.0 percent senior notes due March 15, 2015, offset by lower interest expense due to the Company’s payment at maturity on September 26, 2012 of all $75 million aggregate principal amount of the Company’s 4.610 percent senior notes.

Income Taxes

The Company had income tax expense of $75.8 million (effective tax rate of 39.2 percent) in the fourth quarter and $103.5 million (effective tax rate of 39.3 percent) for the full year of 2012. The Company’s effective tax rate in the fourth quarter of 2012 was favorably affected by a lower income tax rate on the sale of the Company’s ownership interest in Indeed.com. The Company had income tax expense of $28.4 million (effective tax rate of 35.8 percent) in the fourth quarter and $31.9 million (effective tax rate of 38.4 percent) for the full year of 2011. Excluding severance and special items, the Company’s effective tax rate was 43.9 percent in the fourth quarter of 2012 compared with 36.5 percent in the fourth quarter of 2011. The 36.5 percent tax rate in the 2011 fourth quarter was favorably affected by the reversal of reserves for uncertain tax positions due to the lapse of applicable statutes of limitations.

Liquidity

The following table details the original maturities and carrying values of the Company’s debt and capital lease obligations as of December 30, 2012.

(in thousands)		December 30, 2012
2015	5.0% senior notes	$244,100
2016	6.625% senior notes	225,000
2019	Option to repurchase ownership interest in headquarters building	250,000
Total		$719,100
Less: Unamortized amounts		(29,045)
Carrying value of debt		$690,055
Capital lease obligations		7,023
Total debt and capital lease obligations		$697,078

At the end of 2012, cash and short-term investments were approximately $955 million (excluding restricted cash of approximately $24 million that is subject to certain collateral requirements). As a result, the Company’s cash and short-term investments exceeded total debt and capital lease obligations by approximately $258 million. The Company believes this provides a useful measure of its liquidity and overall debt position.

In the fourth quarter of 2012, the Company’s cash and short-term investments improved by more than $340 million from the third quarter of 2012, in large part due to proceeds from the sales of the About Group and the Company’s ownership interest in Indeed.com. During the fourth quarter, the Company also repaid in full the $75 million 4.610 percent senior notes that matured on September 26, 2012, repurchased $5.9 million principal amount of the 5.0 percent senior notes due March 15, 2015, and terminated its $125 million asset-backed revolving credit facility.

In early October 2012, Indeed.com, in which the Company had an ownership interest, was sold. The pre-tax proceeds from the sale of the Company’s interest were approximately $167 million and the net after-tax proceeds were approximately $104 million.

Capital Expenditures

Capital expenditures totaled approximately $6 million in the fourth quarter and approximately $26 million in 2012.

Pension Obligations

As part of the Company’s ongoing strategy to reduce its pension obligations and the resulting volatility of the Company’s overall financial condition, in September 2012, it offered certain former employees who participate in The New York Times Companies Pension Plan the option to receive a one-time lump sum payment equal to the present value of the participant’s pension benefit or to commence an immediate monthly annuity. As a result, the Company recorded a non-cash settlement charge of $48.7 million in connection with the lump sum payments made in the fourth quarter of 2012, which totaled approximately $112 million. These lump sum distributions were made with existing assets of The New York Times Companies Pension Plan and not with Company cash.

For accounting purposes on a GAAP basis, based on preliminary results, the underfunded status of the Company’s qualified pension plans as of December 30, 2012, was approximately $396 million. While the funded status of the Company’s qualified pension plans was negatively affected by the decline in interest rates, that decline was more than offset by contributions, the lump-sum offer and solid returns in pension asset performance.

The Company made contributions of approximately $107 million in the fourth quarter and approximately $144 million for the full year of 2012 to certain qualified pension plans. The majority of these contributions were discretionary. In January 2013, the Company made a contribution of approximately $57 million to The New York Times Newspaper Guild pension plan, of which $20 million was necessary to satisfy minimum funding requirements in 2013. For the full year 2013, the Company expects mandatory contributions to other qualified pension plans to raise total contributions to approximately $71 million. The Company will continue to evaluate whether to make additional discretionary contributions in 2013 to its qualified pension plans based on cash flows, pension asset performance, interest rates and other factors.

Outlook

Total advertising revenue trends in the first quarter of 2013 are expected to be similar to the level experienced in the fourth quarter of 2012 on a 13-week basis.

Total circulation revenues are projected to increase in the mid-single digits in the first quarter of 2013 because the Company expects to benefit from its digital subscription initiatives as well as from the print circulation price increase at The New York Times implemented in the first quarter of 2013.

The Company expects first-quarter operating costs to decrease in the low- to mid-single digits largely because it is cycling against approximately $7 million in accelerated depreciation in the first quarter of 2012. Operating costs, excluding depreciation, amortization and severance, are expected to decrease in the low-single digits compared with the same period last year.

In addition, the Company expects the following on a pre-tax basis in 2013:

  Results from joint ventures: loss of $1 to $5 million,
  Depreciation and amortization: $90 to $95 million,
  Interest expense, net: $55 to $60 million, and
  Capital expenditures: $40 to $50 million.

Conference Call Information

The Company’s fourth-quarter 2012 earnings conference call will be held on Thursday, February 7, at 11:00 a.m. E.T. To access the call, dial 888-233-8011 (in the U.S.) and 913-312-1450 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months. An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, February 8. The access code is 4856442.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of national, retail and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading global, multimedia news and information company with 2012 revenues of $2.0 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news and information.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2012	2011	% Change	2012	2011	% Change
	(14 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Revenues
Advertising	$279,975	$289,039	-3.1%	$898,078	$954,531	-5.9%
Circulation	257,816	222,065	16.1%	952,968	862,982	10.4%
Other(a)	38,027	36,291	4.8%	139,034	135,117	2.9%
Total revenues	575,818	547,395	5.2%	1,990,080	1,952,630	1.9%
Operating costs
Production costs	224,110	206,920	8.3%	832,228	810,569	2.7%
Selling, general and administrative costs	235,114	221,501	6.1%	901,405	886,232	1.7%
Depreciation and amortization(b)	21,237	23,660	-10.2%	96,758	94,224	2.7%
Total operating costs	480,461	452,081	6.3%	1,830,391	1,791,025	2.2%
Pension settlement expense(c)	48,729	—	N/A	48,729	—	N/A
Other expense(d)	2,620	4,500	-41.8%	2,620	4,500	-41.8%
Write-down of assets(e)	—	—	N/A	—	9,225	N/A
Pension withdrawal expense(f)	—	—	N/A	—	4,228	N/A
Operating profit	44,008	90,814	-51.5%	108,340	143,652	-24.6%
Gain on sale of investments(g)	164,630	—	N/A	220,275	71,171	*
Write-down of investments(h)	—	—	N/A	5,500	—	N/A
Income from joint ventures	927	4,054	-77.1%	3,004	28	*
Premium on debt redemption(i)	—	—	N/A	—	46,381	N/A
Interest expense, net	16,402	15,461	6.1%	62,815	85,243	-26.3%
Income from continuing operations before income taxes	193,163	79,407	*	263,304	83,227	*
Income tax expense	75,775	28,423	*	103,482	31,932	*
Income from continuing operations	117,388	50,984	*	159,822	51,295	*
Income/(loss) from discontinued operations, net
of income taxes(j)	59,789	7,921	*	(26,483)	(91,519)	-71.1%
Net income/(loss)	177,177	58,905	*	133,339	(40,224)	*
Net (income)/loss attributable to the noncontrolling interest	(267)	40	*	(166)	555	*
Net income/(loss) attributable to The New York
Times Company common stockholders	$176,910	$58,945	*	$133,173	$(39,669)	*

Amounts attributable to The New York Times
Company common stockholders:
Income from continuing operations	$117,121	$51,024	*	$159,656	$51,850	*
Income/(loss) from discontinued operations, net of
income taxes	59,789	7,921	*	(26,483)	(91,519)	-71.1%
Net income/(loss)	$176,910	$58,945	*	$133,173	$(39,669)	*

Average number of common shares outstanding:
Basic	148,461	147,451	0.7%	148,147	147,190	0.7%
Diluted	154,685	149,887	3.2%	152,693	152,007	0.5%

Basic earnings/(loss) per share attributable to
The New York Times Company common stockholders:
Income from continuing operations	$0.79	$0.35	*	$1.08	$0.35	*
Income/(loss) from discontinued operations, net of
income taxes	0.40	0.05	*	(0.18)	(0.62)	-71.0%
Net income/(loss)	$1.19	$0.40	*	$0.90	$(0.27)	*

Diluted earnings/(loss) per share attributable to
The New York Times Company common stockholders:
Income from continuing operations	$0.76	$0.34	*	$1.04	$0.34	*
Income/(loss) from discontinued operations, net of
income taxes	0.38	0.05	*	(0.17)	(0.60)	-71.7%
Net income/(loss)	$1.14	$0.39	*	$0.87	$(0.26)	*

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
REVENUES BY OPERATING SEGMENT AND ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2012
		% Change		% Change
	Fourth Quarter	vs. 2011	Full Year	vs. 2011
	(14 weeks)		(53 weeks)
The New York Times Media Group
Advertising	$226,461	-3.5%	$711,829	-5.9%
Circulation	216,123	18.1%	795,037	12.7%
Other	25,531	1.1%	88,475	-5.1%
Total	$468,115	5.7%	$1,595,341	2.6%

New England Media Group
Advertising	$53,514	-1.6%	$186,249	-6.1%
Circulation	41,693	6.8%	157,931	0.1%
Other	12,496	13.3%	50,559	20.8%
Total	$107,703	3.1%	$394,739	-0.8%

Total Company
Advertising	$279,975	-3.1%	$898,078	-5.9%
Circulation	257,816	16.1%	952,968	10.4%
Other(a)	38,027	4.8%	139,034	2.9%
Total	$575,818	5.2%	$1,990,080	1.9%

See footnotes page for additional information.

	2012
		% Change		% Change
	Fourth Quarter	vs. 2011	Full Year	vs. 2011
	(14 weeks)		(53 weeks)
National	$190,663	-3.4%	$601,630	-5.9%
Retail	52,602	-2.9%	153,217	-3.8%
Classified:
Help-Wanted	6,343	-4.0%	26,781	-2.5%
Real Estate	9,567	-10.9%	39,057	-16.2%
Automotive	5,958	9.4%	23,057	-2.5%
Other	7,469	-1.3%	28,780	-6.5%
Total Classified	29,337	-3.4%	117,675	-8.4%
Other	7,373	2.0%	25,556	-5.8%
Total Company	$279,975	-3.1%	$898,078	-5.9%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing and distribution, rental income, digital archives and direct mail advertising services.

(b)	Includes $6.7 million of accelerated depreciation expense in the first quarter of 2012 for certain assets at the Worcester Telegram & Gazette's facility in Millbury, Mass., associated with the consolidation of most of its printing into The Boston Globe's facility in Boston, Mass., in the second quarter of 2012.

(c)	In the fourth quarter of 2012, the Company recorded a $48.7 million non-cash settlement charge in connection with the Company's immediate pension benefit offer to certain former employees.

(d)	In the fourth quarter of 2012, the Company recorded a $2.6 million charge in connection with a legal settlement. In the fourth quarter of 2011, the Company recorded a $4.5 million charge for a retirement and consulting agreement in connection with the retirement of the Company's former chief executive officer at the end of 2011.

(e)	In the second quarter of 2011, the Company recorded a $9.2 million non-cash charge for the write-down of certain assets held for sale.

(f)	In the second quarter of 2011, the Company recorded a $4.2 million charge for a pension withdrawal obligation under a multiemployer pension plan at The Boston Globe.

(g)	In the fourth quarter of 2012, the Company recorded a $164.6 million gain on the sale of its ownership interest in Indeed.com, a search engine for jobs. In the second quarter of 2012, the Company recorded a $37.8 million gain on the sale of its remaining 210 units in Fenway Sports Group. In the first quarter of 2012, the Company recorded a $17.8 million gain on the sale of 100 of its units in Fenway Sports Group.

In the third quarter of 2011, the Company recorded a $65.3 million gain on the sale of 390 of its units in Fenway Sports Group. In the first quarter of 2011, the Company recorded a $5.9 million gain on the sale of a portion of the Company's ownership interest in Indeed.com.

(h)	In the first and third quarters of 2012, the Company recorded a $4.9 million and $0.6 million non-cash charge, respectively, for the write-down of certain investments.

(i)	In the third quarter of 2011, the Company recorded a $46.4 million charge in connection with the prepayment of its $250 million 14.053% notes.

(j)	On September 24, 2012, the Company completed the sale of the About Group, consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses. The results of the About Group have been classified as discontinued operations for all periods presented.

On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses. The results of the Regional Media Group have been classified as discontinued operations for all periods presented.

The following tables summarize the results of operations presented as discontinued operations for both the About Group and the Regional Media Group:
	Fourth Quarter
	2012			2011
		Regional			Regional
	About	Media		About	Media
	Group	Group	Total	Group	Group	Total
Revenues	$—	$—	$—	$26,116	$69,449	$95,565
Total operating costs	—	—	—	17,809	58,789	76,598
Write-down of assets	—	—	—	3,116	—	3,116
Pre-tax income	—	—	—	5,191	10,660	15,851
Income tax expense	—	—	—	1,994	5,936	7,930
Income from discontinued operations, net of
income taxes	—	—	—	3,197	4,724	7,921
Gain/(loss) on sale, net of income taxes:
Gain/(loss) on sale	96,675	(724)	95,951	—	—	—
Income tax expense	34,785	1,377	36,162	—	—	—
Gain/(loss) on sale, net of income taxes	61,890	(2,101)	59,789	—	—	—
Income/(loss) from discontinued operations,
net of income taxes	$61,890	$(2,101)	$59,789	$3,197	$4,724	$7,921

THE NEW YORK TIMES COMPANY
FOOTNOTES (continued)
(Dollars in thousands)

	Full Year
	2012				2011
		Regional				Regional
	About	Media			About	Media
	Group	Group		Total	Group	Group	Total
Revenues	$74,970	$6,115		$81,085	$110,826	$259,945	$370,771
Total operating costs	51,140	8,017		59,157	67,475	235,032	302,507
Write-down of assets	194,732	—		194,732	3,116	152,093	155,209
Pre-tax (loss)/income	(170,902)	(1,902)		(172,804)	40,235	(127,180)	(86,945)
Income tax (benefit)/expense	(60,065)	(736)		(60,801)	15,453	(10,879)	4,574
(Loss)/income from discontinued operations,
net of income taxes	(110,837)	(1,166)		(112,003)	24,782	(116,301)	(91,519)
Gain/(loss) on sale, net of income taxes:
Gain/(loss) on sale	96,675	(5,441)		91,234	—	—	—
Income tax expense/(benefit)	34,785	(29,071)	*	5,714	—	—	—
Gain on sale, net of income taxes	61,890	23,630		85,520	—	—	—
(Loss)/income from discontinued operations,
net of income taxes	$(48,947)	$22,464		$(26,483)	$24,782	$(116,301)	$(91,519)
*Tax benefit is primarily due to a tax deduction for goodwill, which was previously non-deductible, triggered upon the sale of the Regional Media Group.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items; operating profit before depreciation, amortization, severance and special items (if any); operating costs before depreciation, amortization, severance and raw materials; revenues excluding the estimated effect of the additional week in the 2012 fiscal calendar; and the effective tax rate on income from continuing operations excluding severance and special items. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company's operations. In addition, because the Company's 2012 fiscal fourth quarter and year included an additional week (14 weeks and 53 weeks) compared with the 2011 fiscal fourth quarter and year (13 weeks and 52 weeks), the Company has disclosed revenues excluding the estimated effect of the additional week in 2012. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss), operating costs, revenues and the effective tax rate. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings/(loss) per share from continuing operations excluding severance and special items provide useful information in evaluating the Company's period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company's ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making. The effective tax rate on income from continuing operations excluding severance and special items provides investors with helpful supplemental information in evaluating the Company's period-to-period diluted earnings per share excluding severance and special items, by highlighting the relative impact of the tax rates on this measure in 2012 and 2011.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings/(loss) per share from continuing operations, operating profit, operating costs, revenues and the effective tax rate on income from continuing operations, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Fourth Quarter			Full Year
	2012	2011	% Change	2012	2011	% Change
Diluted earnings per share from continuing operations	$0.76	$0.34	*	$1.04	$0.34	*
Add:
Severance	0.03	0.03		0.07	0.04
Special items:
Accelerated depreciation	—	—		0.02	—
Pension settlement expense	0.18	—		0.18	—
Other expense	0.01	0.02		0.01	0.02
Write-down of assets	—	—		—	0.04
Pension withdrawal expense	—	—		—	0.02
Gain on sale of investments	(0.66)	—		(0.87)	(0.27)
Write-down of investments	—	—		0.02	—
Premium on debt redemption	—	—		—	0.18
Diluted earnings per share from continuing
operations excluding severance and special items	$0.32	$0.39	-17.9%	$0.47	$0.37	27.0%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance and special items

	Fourth Quarter			Full Year
	2012	2011	% Change	2012	2011	% Change
	(14 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Operating profit	$44,008	$90,814	-51.5%	$108,340	$143,652	-24.6%
Add:
Depreciation & amortization	21,237	23,660		96,758	94,224
Severance	7,923	7,853		18,051	12,852
Special items:
Pension settlement expense	48,729	—		48,729	—
Other expense	2,620	4,500		2,620	4,500
Write-down of assets	—	—		—	9,225
Pension withdrawal expense	—	—		—	4,228
Operating profit before depreciation & amortization,
severance and special items	$124,517	$126,827	-1.8%	$274,498	$268,681	2.2%

Reconciliation of operating costs before depreciation & amortization, severance and raw materials

	Fourth Quarter			Full Year
	2012	2011	% Change	2012	2011	% Change
	(14 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Operating costs	$480,461	$452,081	6.3%	$1,830,391	$1,791,025	2.2%
Less:
Depreciation & amortization	21,237	23,660		96,758	94,224
Severance	7,923	7,853		18,051	12,852
Operating costs before depreciation & amortization
and severance	451,301	420,568	7.3%	1,715,582	1,683,949	1.9%
Less:
Raw materials	37,975	37,525		136,526	138,622
Operating costs before depreciation & amortization,
severance and raw materials	$413,326	$383,043	7.9%	$1,579,056	$1,545,327	2.2%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of revenues excluding the estimated effect of the additional week

	Fourth Quarter
	2012	Additional	2012
	As Reported	Week	Adjusted	2011	% Change
Total Company	(14 weeks)		(13 weeks)	(13 weeks)
Advertising:
Print	$210,949	$(10,422)	$200,527	$223,352	-10.2%
Digital	69,026	(4,435)	64,591	65,687	-1.7%
Total advertising	279,975	(14,857)	265,118	289,039	-8.3%
Circulation	257,816	(16,704)	241,112	222,065	8.6%
Other	38,027	(964)	37,063	36,291	2.1%
Total revenues	$575,818	$(32,525)	$543,293	$547,395	-0.7%

The New York Times Media Group
Advertising	$226,461	$(11,613)	$214,848	$234,660	-8.4%
Circulation	216,123	(13,903)	202,220	183,032	10.5%
Other	25,531	(326)	25,205	25,260	-0.2%
Total revenues	$468,115	$(25,842)	$442,273	$442,952	-0.2%

New England Media Group
Advertising	$53,514	$(3,244)	$50,270	$54,379	-7.6%
Circulation	41,693	(2,801)	38,892	39,033	-0.4%
Other	12,496	(638)	11,858	11,031	7.5%
Total revenues	$107,703	$(6,683)	$101,020	$104,443	-3.3%

	Full Year
	2012	Additional	2012
	As Reported	Week	Adjusted	2011	% Change
Total Company	(53 weeks)		(52 weeks)	(52 weeks)
Advertising:
Print	$683,306	$(10,422)	$672,884	$740,081	-9.1%
Digital	214,772	(4,435)	210,337	214,450	-1.9%
Total advertising	898,078	(14,857)	883,221	954,531	-7.5%
Circulation	952,968	(16,704)	936,264	862,982	8.5%
Other	139,034	(964)	138,070	135,117	2.2%
Total revenues	$1,990,080	$(32,525)	$1,957,555	$1,952,630	0.3%

The New York Times Media Group
Advertising	$711,829	$(11,613)	$700,216	$756,148	-7.4%
Circulation	795,037	(13,903)	781,134	705,163	10.8%
Other	88,475	(326)	88,149	93,263	-5.5%
Total revenues	$1,595,341	$(25,842)	$1,569,499	$1,554,574	1.0%

New England Media Group
Advertising	$186,249	$(3,244)	$183,005	$198,383	-7.8%
Circulation	157,931	(2,801)	155,130	157,819	-1.7%
Other	50,559	(638)	49,921	41,854	19.3%
Total revenues	$394,739	$(6,683)	$388,056	$398,056	-2.5%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of effective tax rate on income from continuing operations excluding severance and special items

	2012				2011
	Pre-		After	Effective	Pre-		After	Effective
	Tax	Tax	Tax	Tax Rate	Tax	Tax	Tax	Tax Rate
Income from continuing operations	$193,163	$75,775	$117,388	39.2%	$79,407	$28,423	$50,984	35.8%
Add:
Severance	7,923	3,525	4,398		7,853	3,184	4,669
Special items:
Pension settlement expense	48,729	20,413	28,316		—	—	—
Other expense	2,620	1,098	1,522		4,500	1,883	2,617
Gain on sale of investment	(164,630)	(62,230)	(102,400)		—	—	—

Income from continuing operations excluding
severance and special items	$87,805	$38,581	$49,224	43.9%	$91,760	$33,490	$58,270	36.5%

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com